                                                       Exhibit 24(a)



                    CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for the UT Automotive Savings Plan for Hourly Management Represented Employees of our report dated January 24, 1996, which appears on Page 28 of the 1995 Annual Report to Shareowners of United Technologies Corporation, which is incorporated by reference in United Technologies Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-
K. We also consent to the references to us under the heading "Interests of Named Experts and Counsel" in the Form S-8.







Price Waterhouse LLP
Hartford, Connecticut
December 23, 1996